Exhibit 99.1
NEWS RELEASE

Albany International Announces Discontinuation Of Manufacturing Capacity In South Korea

Rochester, New Hampshire, April 19, 2024 – Albany International Korea, Inc., an affiliate of Albany International Corp. (NYSE:AIN), announced today its plan to discontinue manufacturing at its operations in Chungju, South Korea, and to transfer production to other Albany International manufacturing facilities.

This action will enable the Company to align forming fabric capacity with the local market demand and the needs of customers. This initiative to streamline operations is driven by existing and anticipated market conditions, and in no way reflects on the performance of the 76 affected manufacturing employees, who will be offered separation and outplacement assistance. The company remains committed to the local papermaking industry and will continue to provide customers with strong expertise in Product Application, Sales and Marketing, Service through the current Sales, Service & Application teams located in South Korea.

The transfer of production will be supervised by technical and manufacturing personnel to ensure continuity of customer supply and will be completed by July 2024.

About Albany International Corp.

Albany International is a leading developer and manufacturer of engineered components, using advanced materials processing and automation capabilities, with two core businesses.
•Machine Clothing is the world’s leading producer of custom-designed, consumable belts essential for the manufacture of all grades of paper products.
•Albany Engineered Composites is a growing designer and manufacturer of advanced materials-based engineered components for demanding aerospace applications, supporting both commercial and military platforms.

Albany International is headquartered in Rochester, New Hampshire, operates 32 facilities in 14 countries, employs approximately 5,600 people worldwide, and is listed on the New York Stock Exchange (Symbol AIN). Additional information about the Company and its products and services can be found at www.albint.com.

Investor / Media Contact:
JC Chetnani
603-330-5851
jc.chetnani@albint.com

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